UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2013

FALCONSTOR SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23970	77-0216135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Huntington Quadrangle, Melville, New York		11747
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 631-777-5188

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 16, 2013, Falconstor Software, Inc. (the “Company”) entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Hale Capital Partners, LP (“Hale Capital”), pursuant to which the Company issued 900,000 shares of the Company’s newly created Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), to Hale Capital at a price of $10.00 per share, for an aggregate purchase consideration of $9.0 million.  The terms, rights, obligations and preferences of the Preferred Stock are set forth in a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company (the “Certificate of Designations”), which has been filed with the Secretary of State of the State of Delaware.  Copies of the Certificate of Designations and Purchase Agreement are attached hereto as Exhibit 4.1 and 10.1, respectively, and are incorporated herein by reference.

Under the Certificate of Designations, each share of Preferred Stock can be converted into shares of the Company’s common stock, at an initial conversion price equal to $1.02488 per share, subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction, (i) at any time at the option of the holder or (ii) by the Company if, following the first anniversary of the issuance of the Preferred Stock (subject to extension under certain circumstances), the volume weighted average trading price per share of the Company’s common stock for sixty (60) consecutive trading days exceeds 250% of the conversion price and continues to exceed 225% of the conversion price through the conversion date, subject at all times to the satisfaction of, and the limitations imposed by, the equity conditions set forth in the Certificate of Designations (including, without limitation, the volume limitations set forth therein).  Holders of the Preferred Stock will also receive quarterly dividends at the Prime Rate (Wall Street Journal Eastern Edition) plus 5% (up to a maximum amount of 10%), payable in cash, provided, that if the Company will not have at least $1.0 million in positive cash flow for any calendar quarter after giving effect to the payment of such dividends, the Company can pay such dividends in a combination of cash and the remainder can be accrued or paid in common stock to the extent certain equity conditions are satisfied.  A holder’s right to convert its shares of Preferred Stock and receive dividends in the form of common stock is subject to certain limitations including, among other things, that the shares of common stock issuable upon conversion or as dividends will not, prior to receipt of stockholder approval, result in any holder beneficially owning greater than 19.99% of the Company’s currently outstanding shares of common stock.

Upon certain triggering events, such as bankruptcy, insolvency or a material adverse effect or failure of the Company to issue shares upon conversion of the Preferred Stock in accordance with its obligations, the holders may require the Company to redeem all or some of the Preferred Stock at a price equal to the greater of (i) the sum of 100% of the stated value of the Preferred Stock plus accrued and unpaid dividends, and (ii) the product of the number of shares of common stock underlying the Preferred Stock and the closing price as of the occurrence of the triggering event.  On or after August 5, 2017, each holder of Preferred Stock can also require the Company to redeem its Preferred Stock in cash at a price equal to 100% of the stated value of the Preferred Stock plus accrued and unpaid dividends.  Upon consummation of a fundamental sale transaction, the Series A Preferred Stock shall be redeemed at a per share redemption price equal to the greater of (y) 250% of the per share purchase price of the Preferred Stock and (z) the price payable in respect of such share of Preferred Stock if such share of Preferred Stock had been converted into such number of shares of common stock in accordance with the Certificate of Designations (but without giving effect to any limitations or restrictions contained therein) immediately prior to such fundamental sale transaction. In addition, if the Company consummates an equity or debt financing that results in more than $5.0 million of net proceeds to the Company and/or its subsidiaries, the holders of Preferred Stock will have the right, but not the obligation, to require the Company to use the net proceeds in excess of $5.0 million to repurchase all or a portion of the Preferred Stock at a per share price equal to the greater of (i) the sum of 100% of the stated value of such share of Preferred Stock plus accrued and unpaid dividends with respect thereto, and (ii) the number of shares of common stock into which such share of Preferred Stock is then convertible multiplied by the greater of (y) the closing price of the common stock on the date of announcement of such financing or (z) the closing price of the common stock on the date of consummation of such financing.

Each holder of Preferred Stock has a vote equal to the number of shares of common stock into which its Preferred Stock would be convertible as of the record date.  In addition, the holders of a majority of the Preferred Stock must approve certain actions, including approving any amendments to the Company’s charter or bylaws that adversely affects the voting powers, preferences or other rights of the Preferred Stock; payment of dividends or distributions; any liquidation, capitalization, reorganization or any other fundamental transaction of the Company; issuance of any equity security senior to or in parity with the Preferred Stock as to dividend rights, redemption rights, liquidation preference and other rights; issuances of equity below the conversion price; any liens or borrowings other than non-convertible indebtedness from standard commercial lenders which does not exceed 80% of the Company’s accounts receivable; and the redemption or purchase of any of the capital stock of the Company.

In addition, for so long as at least 15% of the Preferred Stock remains outstanding, the Company’s board of directors (the “Board”) must consist of eight directors and the holders have the exclusive right, voting separately as a class, to elect two (2) directors to the Board, for so long as at least eighty-five percent (85%) of the Preferred Stock purchased under the Purchase Agreement remains outstanding, which shall be reduced to one (1) director at such time as less than eighty-five percent (85%) but greater than fifteen percent (15%) of the Preferred Stock purchased under the Purchase Agreement remains outstanding.

The Purchase Agreement provides that the Company must use its commercially reasonable efforts to file a registration statement with the SEC within 90 days for the resale of all of the common stock issuable on the conversion of the Preferred Stock and as dividends.  The Purchase Agreement also contains other representations, warranties and covenants, customary for an issuance of Preferred Stock in a private placement of this nature.

In connection with the Purchase Agreement, each of the Company’s officers and directors and the spouse of one of the directors, entered into a voting agreement with the Company pursuant to which they each agreed to vote their shares of common stock at the Company’s 2014 annual meeting of stockholders or any other meeting called for such purpose, in favor of the issuance of more than of 19.99% of the shares of common stock issuable upon conversion or payment of dividends, and any potential change of control of the Company which may occur as a result of the transactions contemplated by the Purchase Agreement and Certificate of Designations.  A copy of the form of voting agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

The foregoing summaries of certain of the material terms of the Certificate of Designations, Purchase Agreement and Voting Agreements are qualified in their entirety by reference to the agreements attached as exhibits hereto.

Item 3.02.          Unregistered Sales of Equity Securities.

The information set forth above in Item 1.01 is hereby incorporated by referenced into this Item 3.02.  The issuance of the Preferred Stock was made pursuant to Section 4(2) of the Securities Act of 1933, as amended, and the rules promulgated thereunder, to accredited investors.

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth above in Item 1.01 is hereby incorporated by referenced into this Item 5.02.  Pursuant to the Purchase Agreement, Martin Hale Jr., Chief Executive Officer of Hale Capital Management, LLC, was elected to the Board to be the initial Preferred Stock director to serve for a term ending in 2016, receiving the same compensation, indemnification and other rights to which non-employee directors are entitled to.  Mr. Hale is expected to be appointed to the Compensation and the Nominating and Corporate Governance Committees and to the special committee of the Board charged with seeking to recover amounts paid by the Company as a result of improper payments to a customer from former Company employees responsible for the illegal activity.

Item 9.01.          Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
4.1	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock
10.1	Preferred Stock Purchase Agreement dated as of September 16, 2013 by and among the Company and Hale Capital Partners, LP.
10.2	Form of Voting Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2013	FALCONSTOR SOFTWARE, INC.

	By:	/s/ Seth Horowitz
		Name:	Seth Horowitz
		Title:	Executive Vice President, Legal

Exhibit Index

Exhibit No.	Description
4.1	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock
10.1	Preferred Stock Purchase Agreement dated as of September 16, 2013 by and among the Company and Hale Capital Partners, LP.
10.2	Form of Voting Agreement